Appendix A


The Company's results of operations from the corresponding period for the last fiscal year will change significantly in two respects.

First, due to the sale of the GTD, the financial statements for the fiscal year ended October 31, 1997 will show continuing and discontinued operations separately. This presentation is substantially different from that given for the fiscal year ended October 31, 1996 when the financial results showed both divisions, the GTD and the Medical Technology Division ("MTD"), together.

Second, operating losses for the Company both including and excluding discontinued operations are significantly greater for the fiscal year ended October 31, 1997 than for the fiscal year ended October 31, 1996, reflecting accelerated new products investment in the MTD and weakening market conditions for defense related products.

A summary of the unaudited operating results for the fiscal years ended October 31, 1996 and October 31, 1997 are as follows:




                                                   Year Ended                  Year Ended
                                                   October 31, 1996          October 31, 1997
EXCLUDING DISCONTINUED OPERATIONS
                  Revenue                            $ 1,562                      $2,660
                  Expense                            (10,659)                    (18,122)
                                                     --------                   --------
                  Income Tax Benefit                  (1,047)                        --
                  Loss                               ($8,050)                   ($15,462)
                  EPS                                 ($1.04)                     ($1.96)

INCLUDING DISCONTINUED OPERATIONS
                  Revenue                            $ 14,891                    $12,641
                  Expense                             (24,897)                   (34,130)
                                                       ------                    -------
                  Income Tax Benefit                   (1,047)                        --
                  Loss                                ($8,959)                  ($21,489)
                  EPS                                  ($1.16)                    ($2.72)
